Exhibit 10.7

REINSTATEMENT OF
AND
THIRD AMENDMENT
TO
PURCHASE AND SALE AGREEMENT
THIS REINSTATEMENT OF AND THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Third Amendment”) is made this ___th day of November 2014 by and between LEROY SPRINGS & COMPANY, INC., a South Carolina not-for-profit corporation (“Seller”), and IC MYRTLE BEACH LLC, a Delaware limited liability company (“Buyer”).

R E C I T A L S:

A.
Buyer and Seller entered into that certain Purchase and Sale Agreement dated as of September 12, 2014, as amended by that certain First Amendment to Purchase and Sale Agreement dated as of October 17, 2014, and as further amended by that certain Reinstatement of and Second Amendment to Purchase and Sale Agreement dated as of October 24, 2014 (collectively, the “Original Agreement”) pursuant to which Seller agreed to sell, and Buyer agreed to purchase, the Property pursuant to the terms therein.

B.	Buyer terminated the Original Agreement in accordance with Section 8.2 of the Original Agreement.

C.	Buyer and Seller now desire to reinstate and amend the Original Agreement upon the terms and conditions, and for the purposes set forth herein.
NOW, THEREFORE, in consideration of the foregoing, and in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Incorporation of Recitals. The foregoing recitals are specifically incorporated in this Third Amendment by this reference.

2.	Defined Terms. Capitalized terms used but not defined in this Third Amendment shall have the same meaning given them in the Original Agreement.

3.	Reinstatement. Buyer and Seller hereby agree to reinstate the Original Agreement upon the terms and conditions set forth therein, as modified by this Third Amendment.

4.	Amendments.

(a)	Section 1.27 of the Original Agreement is hereby deleted in its entirety and the following substituted therefor:

1.27    “Due Diligence Period” means the period commencing on the Effective Date and ending at 5:00 p.m. (Eastern Time) on December 2, 2014.

(b)	The following sentence appearing in Section 3.5 is hereby deleted:
The definition of “Scheduled Closing Date” means on or before November 17, 2014.
and the following sentence substituted therefor:
The definition of “Scheduled Closing Date” means the date agreed to by Buyer and Seller prior to the expiration of the Due Diligence Period and, in the absence of such agreement, the date which is forty-five (45) days after the expiration of the Due Diligence Period; provided, however, in no event shall the Closing Date be any earlier than seventeen (17) days after the expiration of the Due Diligence Period.

5.	Notice of Disapproval.

(a)
Fair Market Value. Buyer and Seller intend, prior to the expiration of the Due Diligence Period, to pursue an appeal or other quasi-judicial process (“Tax Appeal”) with the Horry County Assessor’s Office (the “Assessor’s Office”) challenging the “fair market value” of the Real Property (believed to be $108,758,800.00 for 2014) as established by the Assessor’s Office. Each of Seller and Buyer shall use all good faith, commercially reasonable efforts to pursue the Tax Appeal with diligence to the conclusion of such Tax Appeal, and each of Seller and Buyer shall fully cooperate with each other (at their respective sole cost and expense) with respect to the Tax Appeal. If the Tax Appeal has not concluded, or if the Tax Appeal results in a “fair market value” of the Real Property as established by the Assessor’s Office for 2014 of more than $48,684,900.00, Buyer shall be permitted to deliver a Notice of Disapproval in accordance with the provisions of Section 8.2 of the Original Agreement.

(b)
Audit. Buyer is required to obtain audited financial statements for the most recent fiscal year and subsequent unaudited nine-month interim period with respect to the Property in accordance with Rule 3-05 of Regulation S-X promulgated by the Securities and Exchange Commission (the “Audit”) and has engaged Ernst & Young (the “Auditor”) to conduct the Audit. Each of Seller and Buyer shall use all good faith, commercially reasonable efforts to pursue the information required for the Audit with diligence, and each of Seller and Buyer shall fully cooperate with each other with respect to obtaining information necessary for the Audit. If Seller has not provided all information determined by the Auditor to be necessary to complete such Audit, Buyer shall be permitted to deliver a Notice of Disapproval in accordance with the provisions of Section 8.2 of the Original Agreement.

(c)	Investigations. Except as set forth in Section 5(a) and Section 5(b) hereof, Buyer shall not deliver a Notice of Disapproval with respect to the Investigations.

6.
Fee to Property Manager. In connection with the Audit, Buyer has agreed to pay to Property Manager an aggregate fee of $30,000 in exchange for the Property Manager’s assistance in providing information required to complete the Audit. The fee is to be paid in two equal installments of $15,000, the first of which has been paid in full and the second of which will be paid within one Business Day following the receipt by the Auditor of all information determined by the Auditor to be necessary to complete the Audit. Buyer shall notify Seller promptly as soon as the Auditor has received all information necessary to complete the Audit.

7.
Headings. Section and other headings contained in this Third Amendment are for reference purposes only and are nor intended to describe, interpret, define or limit the scope, extent or intent of this Third Amendment or any provision hereof.

8.	Applicable Law and Jurisdiction. This Third Amendment shall be governed by the laws of the State of South Carolina, without regard to the application of choice of law principles.

9.
Counterpart Execution. This Third Amendment may be executed in any number of counterparts with the same effect as if each party had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

10.
Entire Agreement. This Third Amendment constitutes the entire agreement between the parties with respect to the matters addressed in this Third Amendment and supersedes all prior understandings or agreements between the parties related to these subject matters. Except as amended by this Third Amendment, the Original Agreement remains in full force and effect. In the event of any conflict or inconsistency between the terms and provisions of this Third Amendment and the terms and provisions of the Original Agreement, the terms and provisions of this Third Amendment shall control to the extent necessary to resolve such conflict or inconsistency.

[signatures appear on the next page]

IN WITNESS WHEREOF, Seller and Buyer have signed and delivered this Third Amendment effective as of the Effective Date.

SELLER:		BUYER:

LEROY SPRINGS & COMPANY, INC.,		IC MYRTLE BEACH LLC
a South Carolina not-for-profit corporation		a Delaware limited liability company

By:	/s/ Timothy W. Patterson	By:	IC Myrtle Beach Manager LLC, a
Name:	Timothy W. Patterson		Delaware limited liability company, its
Title:	President		Manager

			By:	/s/ Kenneth H. Fearn
			Name:	Kenneth H. Fearn
			Title:	A Member

ACKNOWLEDGEMENT BY TITLE COMPANY:
Escrow Holder hereby acknowledges and accepts the foregoing Third Amendment as of the date first written above.
COMMONWEALTH LAND TITLE INSURANCE COMPANY

By:	/s/ Cynthia Hall Ouzts
Name:	Cynthia Hall Ouzts
Title:	Vice-President, State Counsel